Exhibit 99.1

    Cosi, Inc. Reports Sales Growth for the 2006 Fourth Quarter and Full Year
                          Announces 2007-2008 Guidance

DEERFIELD, Ill., January 10, 2007 -- Cosi, Inc. (NASDAQ: COSI), the premium convenience restaurant company, today reported total revenues for the 2006 fourth quarter grew 11.3% to $31,783,900 from $28,552,300 in the 2005 fourth quarter. Company-owned restaurant revenues grew 10.2% in the quarter to $31,445,900, compared to $28,529,600 in the previous year's quarter. Franchise fees and royalty revenues contributed $338,000 compared to $22,700 in the 2005 quarter. Comparable restaurant sales for the 2006 fourth quarter as measured for restaurants in operation for more than 15 months recorded an aggregate 0.4% increase over the 2005 fourth quarter.

Revenues for the 2006 full year grew 8.3% to $126,889,400 from $117,180,500 in 2005. Company-owned restaurant revenues grew 7.7% for 2006 to $126,038,300, compared to $117,080,000 in the previous year. Franchise fees and royalty revenues contributed $851,000 compared to $100,500 in 2005. For the 2006 full year, comparable restaurant sales recorded an aggregate 0.3% increase over the previous year.

Cosi said that it expects its 2006 full year results to be a loss of $0.18 per share, excluding the effects of stock based compensation, as compared to a loss of $0.28 per share for 2005, excluding the effects of stock-based compensation expense.

Kevin Armstrong, Cosi's President and Chief Executive Officer, stated, "In the 2006 fourth quarter, Cosi's franchise revenues and corporate expenses were in line with market expectations, we met our company-owned development targets, and we made progress with our marketing initiatives. While we were encouraged by the improvement in comparable sales in the fourth quarter of 2006 as compared to the third quarter of 2006, comparable sales were still below our expectations. As a result, 2006 fourth quarter restaurant margin performance was below our expectations and previous year's fourth quarter, primarily because of flat comparable sales as well as higher planned marketing expenditures of approximately 100 basis points and 200 basis points as a percentage to sales in higher labor costs driven primarily by lower than expected revenue and higher manager complements in our current restaurant mix."

Armstrong also noted, "While we achieved our company-owned development goal of opening 21 locations in 2006, eleven company-owned locations that were open in the fourth quarter of 2005 were not in operation during the fourth quarter of 2006 resulting in a net addition of company-owned locations of ten."

Development Update

Cosi noted that it finished the year with a total of 123 locations. It opened 21 company-owned locations and eight franchised locations during 2006 including two company-owned locations that were refranchised in the fourth quarter. Five Federated Department Store (Macy's) locations were closed during the year, four locations in the first quarter and one location affected by Hurricane Wilma permanently closed in the third quarter. As of January 2, 2007 there were 110 company-owned locations and 13 franchise locations. 37 locations now employ the new generation design, which is proving that its enhanced service format in a tasteful contemporary environment creates high customer appeal, an improved operational design, and strong unit return economics.

The company added that it currently has secured commitments from 28 franchise area developers for 356 Cosi restaurant locations.

Outlook for 2007-2008

Cosi stated that it expects 2007 earnings before stock compensation expense to be in the range of $0.08 to $0.12 per share based on company-owned revenue ranging between $150 million to $155 million. Cosi expects franchise fees and royalties to contribute between $4 million to $5 million in 2007. Cosi also stated that it expects 2007 unit growth to consist of 14 new company-owned restaurants and between 45 to 55 new franchise locations.

For 2008, Cosi stated that it expects earnings before stock compensation expense to be in the range of $0.35 to $0.45 per share. Further, it expects company-owned revenue to be between $190 million to $205 million. Cosi expects franchise fees and royalties to contribute between $9 million to $10 million in 2008.

Investment Community Presentation

Members of Cosi's management will be presenting today at 9:00AM Eastern Time at SG Cowen & Co.'s 5th Annual Consumer Conference in New York. Investors can access a simultaneous webcast and replay from http://investors.getcosi.com/.

About Cosi

Cosi (http://www.getcosi.com) is a national premium convenience restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants. Cosi's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 110 company-owned and 13 franchise restaurants in sixteen states and the District of Columbia. The Cosi vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Cosi menu features Cosi sandwiches, freshly tossed salads, Warm `N Cosi Melts(C), soups, Cosi bagels, pizzas, S'mores, snacks and other desserts, and a wide range of coffee beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

"Cosi" and Warm `N Cosi Melts(C) are registered trademarks of Cosi, Inc.

Copyright (C) 2006 Cosi, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

         Additional information is available on the company's website at http://www.getcosi.com in the investor relations section.

CONTACT:        Media                            Investors
                Brien Gately                     William Koziel or Brien Gately
                (847)597-8950                    (847) 597-8800